Exhibit 10.1
February 11, 2009

Mr. Jeffrey A. Jones
200 Coffee Pot Riviera
St. Petersburg, FL 33704
Dear Jeff:
It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. as our Executive Vice President/Chief Operating Officer. As you are aware, Chico’s is a fast-growing respected organization within which this position is a key driver of our success. As one of the top specialty retailers we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following outlines the specifics:

Title:	EVP/Chief Operating Officer

Reporting to:	President & CEO

Base Salary:	$550,000.00 annually

Start Date:	TBD

Management Bonus Plan:
Target of 80% of base salary earned during the performance period, which is contingent upon the achievement of corporate financial objectives. The terms of the bonus, including eligibility, payouts and objectives, may be modified from time to time. You will be provided a bonus guarantee of 25% of target payable in March 2010.

Stock Options:
80,000 non-qualified stock options at Fair Market value to be issued during the first open window period for stock acquisition after your date of hire. These options will vest over a two-year period, with one-half vesting each year on the anniversary of the grant date. You will be eligible for additional equity grants as determined by management.

Restricted Stock:
A one-time grant of 20,000 shares of restricted stock to be issued during the first open window period for stock acquisition after the grant date of hire. These shares will vest over a two-year period with one-half vesting each year on the anniversary of the grant date. You will be eligible for additional equity grants as determined by management.

Time Off:
You will be eligible for 20 days of Paid Time Off (PTO) for each full year of employment. This is an accrued benefit that you start to earn on your date of hire. In addition to the eligible PTO, any other previously scheduled engagements throughout the year will be approved by me.

Annual Review:	You will be eligible for the FY10 performance appraisal process prorated for time in position.

Employment Period:
Officer will be employed for a two year period, with the option to re-new in one year increments thereafter. Either party may terminate the employment relationship, for any reason, upon 30 days written notice. Except for the Severance and Change of Control herein, the Company will have no further obligation for continued pay or benefits beyond the 30 day notice period.

Change of Control:	In the event of a “Change of Control” resulting in your voluntary termination for “Good Reason,” you may be entitled to the benefits as set forth in Exhibit A to this letter.
You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Plan:	Medical/Dental/Vision

Eligibility Date: Effective your first day of active employment.

Life Insurance:
Chico’s provides term insurance equal to 1X your base salary; in addition Chico’s provides accidental death and dismemberment insurance equal to 1X your base salary. Supplemental insurance is available for purchase.

Eligibility Date: Effective your first day of active employment.

401(k) Plan:
Eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. You will be able to roll over existing qualified funds immediately.

Eligibility Date: First quarter after 12 months of employment.

Deferred Compensation Plan:
As a highly compensated Associate of Chico’s, you will be immediately eligible to participate in the Chico’s Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year, and up to 100% of your bonus.

Stock Purchase Plan:	Opportunity to purchase Chico’s stock directly from the company, two times a year, in March and September.

Eligibility Date: First offering period following one year of employment.

Relocation:
In order to ensure a successful relocation, Chico’s FAS, Inc. will provide the relocation assistance as detailed in the attached Tier I Relocation Program. In accordance with this relocation policy, you will receive a miscellaneous allowance of $10,000 less applicable taxes.

We hope you view this opportunity as a chance to have a positive impact on Chico’s while enjoying a challenging and rewarding career. This offer is contingent upon the successful completion of references and background check. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us. Finally, the offer is specifically contingent on the approval of the company’s Board of Directors which, while expected, cannot be guaranteed.
We are looking forward to having you on our Chico’s team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience.
If you have any questions, please feel free to call me at (239) 274-4145.
Regards,

David F. Dyer
President & CEO

EXHIBIT A
In the event of your voluntary termination for “Good Reason,” as defined below, within 24 months following a “Change in Control” (CIC), you will be entitled to the following:
1)	An amount equal to one time your base salary;

2)	A pro-rata vesting of stock options based on the amount of time worked through termination date. You may exercise any vested options for one year after termination or the remaining term of the options, whichever is less; and

3)	Accelerated vesting of restricted shares and you will receive delivery of the shares within 60 days following such termination of employment.

4)	To receive the benefits outlined in paragraphs 1-3, above, you will need to execute a general release in a form to be provided by the Company.
“Good Reason” shall mean:
1)	Any material reduction in your then current titles or positions, or a material reduction in your then current duties or responsibilities; or

2)	David F. Dyer is no longer employed as Chief Executive Officer of the Company.
A “Change in Control” shall mean:
A)	any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities;

B)	during any one-year period, individuals who at the beginning of such period constitute the Board of Directors, and any new director who is elected or nominated by the Board by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the one-year period or whose election or nomination was previously so approved, cease to constitute at least a majority of the Board;

C)	a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its ultimate parent outstanding immediately after such merger or consolidation; or

D)	the sale or disposition of all or substantially all of the Company’s assets. Provided that a “Change in Control” shall not be deemed to have occurred unless it is a “change in control” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.